                                                                     Exhibit 2.2

                                 PURCHASE AGREEMENT
                                 ------------------


          THIS PURCHASE AGREEMENT, dated as of August 9, 1995 (this "Agreement"), is made and entered into by and between Exide Corporation, a Delaware corporation (the "Company"), and Heller Financial, Inc., a Delaware corporation ("Heller").


                                 W I T N E S S E T H
                                 - - - - - - - - - -


          WHEREAS, subject to the satisfaction of the conditions precedent described herein, the Company wishes to acquire, and Heller wishes to sell, certain debt and other obligations owed to Heller by Schuylkill Holdings, Inc. and Schuylkill Metals Corporation (collectively, "Schuylkill") as more particularly described hereinafter; and

          WHEREAS, as consideration for the acquisition of such debt and other obligations, the Company shall issue and sell to Heller common stock of the Company ("Common Stock") and shall provide certain other consideration, all as more particularly set forth below;

          NOW, THEREFORE, in consideration of premises and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:


                                  ARTICLE 1.

                                THE TRANSACTION
                                ---------------


          1.1.  The Company's Consideration.

          (A) At Closing (as hereinafter defined), the Company (i) will issue and sell to Heller, and Heller will purchase from the Company, that number of shares of Common Stock set forth in Section 1.1(b) below (collectively, the "Securities") and (ii) will issue to Heller, and Heller will purchase from the Company, the Contingent Note (as hereinafter defined).

          (B) The Securities shall be composed of that number of whole shares of Common Stock equal to the result derived from dividing the Preliminary Consideration (as hereinafter defined) by forty-five (45). For purposes of this Agreement, "Preliminary Consideration" shall mean the sum of:

          (i)  twenty three million dollars ($23,000,000); plus (minus)

          (ii) the increase (decrease) from October 31, 1994 to June 30, 1995 of Schuylkill's accounts receivable plus inventory less accounts payable (including checks outstanding which have not cleared Bank of America Illinois) ("Working Capital"); plus

          (iii) an amount equal to the aggregate amount actually spent by Schuylkill from and including May 31, 1995 to and including June 30, 1995 in respect of capital expenditures on the projects listed on Exhibit A to this Agreement; plus

          (iv) the amount of all cash held in Schuylkill's bank accounts as of the Closing Date.

          (C) The Company will thereafter pay to Heller the 'make-whole' amounts as and when due pursuant to the provisions of Article 3 of this Agreement (collectively, the "Make-Whole Amounts").

          1.2.  Heller's Consideration.

          (A) At the Closing, in consideration for the delivery of the Securities, the agreement of the Company to pay the Make-Whole Amounts and the delivery of the Contingent Note, Heller will transfer and assign to the Company all of its right, title and interest in those certain credit, collateral and related documents more particularly described on Exhibit B hereto (collectively, the "Assigned Agreements").

          (B) Heller will thereafter pay to the Company, as and when due, those amounts required to be paid pursuant to the Tax Matters Agreement (as hereinafter defined).

          1.3. Closing. Subject to the operation of the termination provisions set forth in Section 6.14 of this Agreement, the closing of this transaction (the "Closing") will take place at the offices of McDermott, Will & Emery, 227 West Monroe, Chicago, at 10:00 a.m. on August 31, 1995 or, if later, the date on which all of the conditions precedent to closing set forth in Section 1.4 hereof have been satisfied or at such other time and place as may be mutually agreed by the parties. The effective date of the Closing shall be referred to herein as the "Closing Date."

          1.4. Conditions Precedent to Closing. The obligations of the parties hereunder are subject to the fulfillment, prior to or at Closing, as the case may be, of each of the following conditions:

          (A) Registration Rights. At Closing, the Company and Heller will enter into a registration and related rights agreement relating to the Securities in a form mutually acceptable to the parties hereto.

          (B) Contingent Note. At Closing, the Company will deliver to Heller an unsecured contingent promissory note in a form mutually acceptable to the parties hereto (the "Contingent Note"). The value of the Contingent Note will be determined so that if actual lead prices for the four and one-half years after Closing average between 26.3 cents per pound and 32.5 cents per pound (rounded to the nearest 1/10 of one cent), the value of the Contingent Note will range from $182,420 to $9,942,860 and shall otherwise be as indicated in the table attached to such Note (with all such prices being determined on the basis of the London Metal Exchange ("LME") average monthly settlement price as quoted in Platt's Metals Week). If the average lead price is less than 26.3 cents per pound, the Contingent Note will have no value. If the average lead price is greater than 32.5 cents per pound, the value of the Contingent Note will increase by $118,575 for every 1/10th of one cent increase in the average price of lead. The principal amount of the Contingent Note shall be determined after deducting any amounts that the Company shall be entitled to setoff pursuant to the Tax Matters Agreement. The Contingent Note shall be payable thirty (30) days after four and one-half years following the Closing Date and the interest thereon shall be calculated retroactively in connection with each payment. The applicable interest rate for any quarterly period shall be calculated by dividing the sum of the applicable LIBOR rate for the three months in such period by three. The applicable LIBOR rate for any month shall be the three month LIBOR rate on the last business day of such month as published in The Wall Street Journal. Interest on the Contingent Note shall be compounded quarterly.

          (C) Tax Matters Agreement. At the Closing, the Company and Heller shall enter into an agreement in a form mutually acceptable to the parties hereto (the "Tax Matters Agreement"), providing for the payment of the contingent tax liabilities (the "Tax Liabilities") of Schuylkill relating to the 1988 and 1989 tax audits and to any tax liabilities arising from the amortization of certain non-competition agreements entered into in 1988 and 1990. The Tax Matters Agreement shall provide, among other things, for the allocation of the Tax Liabilities as follows: The Company and Heller shall share such Tax Liabilities equally up to a total of $1,000,000. Heller's contractual obligation relating to the Tax Liabilities shall terminate four and one-half years after the Closing Date. The Company shall pay any Tax Liabilities in excess of such $1,000,000 amount. If any such Tax Liabilities shall exceed $1,000,000 the Company shall be entitled to setoff up to $500,000 of the amounts paid by the Company in excess of $1,000,000 against any payments that it may be obligated to make to Heller under the Contingent Note. The

Tax Matters Agreement shall also provide that Heller shall pay to the Company interest at the rate of six percent (6%) per annum, up to a maximum aggregate amount of $30,000, on the cash amount of the Tax Liabilities that Heller actually pays, such interest to be payable by Heller to the Company at the time that Heller is otherwise required to pay its share of the Tax Liabilities to the Company.

          (D) Assignment. At the Closing, Heller will assign to the Company the Assigned Agreements pursuant to an assignment agreement and related assignment instruments, all in forms mutually acceptable to the parties hereto.

          (E) Agency Agreement. On or prior to the Closing, Heller shall have entered into account and other agreements with Morgan Stanley & Co. Incorporated, as agent for Heller ("Morgan Stanley"), with respect to the ownership, deposit, and control over the Securities, in a form mutually acceptable to the parties hereto (the "Agency Agreement").

          (F) Certificates. At the Closing, the Company will deliver to Morgan Stanley certificates evidencing all of the Securities and registered in the name of Heller.

          (G) Termination Agreements. At the Closing, Heller and Schuylkill shall have entered into agreements mutually acceptable to Heller and Schuylkill pursuant to which, among other things, Schuylkill shall have consented to the transactions contemplated by this Agreement and Heller and Schuylkill (including their respective affiliates, officers and directors) shall have released each other to the extent set forth therein from further obligations to each other under the Assigned Agreements.

          (H) Merger. On the Closing Date, Schuylkill Holdings, Inc. shall have merged into the Company or a wholly-owned subsidiary of the Company pursuant to a merger agreement (the "Merger Agreement") and related documentation that shall be mutually acceptable to Schuylkill, Heller and the Company.

          (I) Termination of Heller Guaranty Obligations. The Company shall have made arrangements acceptable to Heller pursuant to which Heller has been fully released from all obligations (including without limitation all outstanding letters of credit) of Schuylkill to third parties (including, for example, Engitec Impianti S.A.) that have been guaranteed by Heller.

          (J) Amendment to Company Credit Agreement. The Company's credit agreement with a group of lenders led by Bankers Trust Company shall have been amended to permit the transactions contemplated by this Agreement, including the merger under the Merger Agreement.

          (K) Other Closing Documents. Each of the Company and Heller shall have received such other closing certificates and opinions of counsel as they shall have reasonably requested and as shall be customary in transactions of this type and otherwise reasonably related to the transactions contemplated by this Agreement and by the Merger Agreement.

          Each of the Company and Heller shall, to the extent it has control thereof, use its reasonable best efforts to cause each of the foregoing conditions precedent to be satisfied as soon as practicable but in no event later than December 29, 1995.

          1.5. Working Capital Adjustment. Within thirty (30) days following the Closing Date, the Company shall provide to Heller a true and correct balance sheet of Schuylkill as of the Closing Date prepared in accordance with the historical accounting practices of Schuylkill. Within sixty (60) days following the Closing Date, an adjustment shall be made as follows: either (i) the Company shall pay to Heller, in immediately available funds wired to Heller in accordance with the wire instructions set forth below, the amount by which Schuylkill's actual Working Capital on the Closing Date increased from its Working Capital on June 30, 1995 (the "June 30 Working Capital") or, alternatively, (ii) Heller shall pay to the Company, in immediately available funds wired to the Company in accordance with the wire instructions set forth below, the amount by which actual Working Capital on the Closing Date decreased from the June 30 Working Capital, provided that Heller shall be required to make any such payment only as and to the extent that Heller has received or receives sufficient proceeds therefor from the sale of the Securities.

          1.6. Capital Expenditure Adjustment.Within thirty (30) days following the Closing Date, the Company shall provide to Heller a true and correct schedule in reasonable detail and dated as of the Closing Date showing the actual aggregate amounts spent by Schuylkill from and after June 30, 1995 to and including the Closing Date in respect of capital expenditures on the projects listed on Exhibit A to this Agreement. In addition to any adjustment required by Section 1.5 hereof, within sixty (60) days following the Closing Date, the Company shall also pay to Heller, in immediately available funds wired to Heller in accordance with the wire instructions set forth below, such actual aggregate amounts, if any, as have been disclosed on such schedule.


                                  ARTICLE 2.

                              SALE OF SECURITIES
                              ------------------


          2.1. Sales. Morgan Stanley will sell the Securities as agent for Heller pursuant to the Agency Agreement.

          2.2. Repurchase. If Morgan Stanley fails for any reason to sell all the Securities within one year following the Closing Date (the "Repurchase Date"), the Company or Morgan Stanley will repurchase from Heller the Securities that have not been sold by Morgan Stanley at a price per share equal to the closing price for one share of Common Stock on the New York Stock Exchange on the first business day one year after the Closing Date. Such repurchase shall occur within 10 days of the Repurchase Date and shall not affect any obligations that the Company otherwise shall have to Heller pursuant to Article 3 of this Agreement.


                                  ARTICLE 3.

                             MAKE-WHOLE PROVISIONS
                             ---------------------


          3.1. Quarterly Cumulative Make-Whole. For a period of twelve (12) months following the last business day of the month in which the Closing Date occurs, at the end of each three-month period commencing on the last business day of the third full calendar month following the Closing Date (each, a "Three Month Period"), the Company and Heller shall calculate the Quarterly Cumulative Make-Whole Amount (as hereinafter defined). Ten days, at the latest, after the calculation of the Cumulative Quarterly Make-Whole Amount, the Company shall wire transfer the Quarterly Cumulative Make-Whole Amount, if any, to Heller.

          (A) For purposes of this Agreement, the "Quarterly Cumulative Make-Whole Amount" shall mean the dollar amount resulting from the sum of (i) the Net Proceeds (as hereinafter defined) and (ii) the Interest (as hereinafter defined); provided, however, that if the sum of the Net Proceeds and the Interest is a negative amount, the Quarterly Cumulative Make-Whole Amount shall be equal to zero.

          (B) For purposes of this Agreement, "Net Proceeds" shall mean the remainder of (x) the product of the number of Securities sold by Morgan Stanley for the benefit of Heller pursuant to the Agency Agreement from the Closing Date through the end of the then current Three Month Period multiplied by $45 minus
(y) the net proceeds from sales of Securities made by Morgan Stanley for the benefit of Heller pursuant to the Agency Agreement from the Closing Date through the end of the then current Three Month Period after deducting underwriting discounts, sales commissions and other fees and expenses, if any.

          (C) For purposes of this Agreement, "Interest" shall mean the product of (w) the aggregate number of shares of the Securities sold by Morgan Stanley for the benefit of Heller pursuant to the Agency Agreement from the Closing Date through the end of the Three-Month Period as of which the calculation is being made (collectively, the "Sold Shares") multiplied by (x)

$45 multiplied by (y) the result of dividing the Weighted Average Number of Days (as hereinafter defined) by three hundred sixty five (365) multiplied by (z) eighteen one-hundredths (0.18).

          (D) For purposes of this Agreement, "Weighted Average Number of Days" for any given period of time shall mean the result derived by dividing X by Y where: X equals the sum of the products derived by multiplying each of the Sold Shares by the number of days that such Sold Share was owned by Heller during the given period prior to its sale; and Y equals the total number of Sold Shares during the given period. (By way of illustration of the foregoing, if there are 10,000 Sold Shares held for 7 days during a given period prior to their sale and 100,000 Sold Shares held for 30 days during a given period prior to their sale, then the Weighted Average Number of Days equals 70,000 plus 3,000,000 divided by 110,000, which equals 27.91.)

          3.2. Final Make-Whole. Notwithstanding Section 3.1 above, (a) the Three-Month Make-Whole Amount to be paid in the fourth Three-Month Period shall be the greater of (i) such Three-Month Make-Whole Amount calculated pursuant to
Section 3.1 above and (ii) One Million Dollars ($1,000,000) less the sum of the Three-Month Make-Whole Amounts paid in the first, second and third Three-Month Periods and (b) the Final Make-Whole shall apply to all shares of the Securities that are purchased pursuant to Section 2.2 hereof (regardless of when actually purchased).

          3.3. Prepayment. Notwithstanding Sections 3.1 and 3.2 above, if all or substantially all of the Securities are sold prior to the end of a period of one (1) year following the Closing Date, the Three-Month Make-Whole Amount due in such Three-Month Period (the "Prepaid Amount") shall be the greater of (i) such Three-Month Make-Whole Amount calculated pursuant to Section 3.1 above and
(ii) One Million Dollars ($1,000,000) less the sum of the Three-Month Make-Whole Amounts previously paid, if any. Upon payment of the Prepaid Amount, the provisions of this Article 3 shall terminate.


                                  ARTICLE 4.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------


          The Company hereby represents and warrants to Heller, as of the date hereof and as of the Closing as follows:

          4.1. Authority. The Company has full legal right, power and authority, without the consent of any other person, to execute and deliver this Agreement, and to carry out the transactions contemplated hereby. All actions required to be taken by the Company to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken.

          4.2. No Violation. The execution, delivery and performance of this Agreement by the Company have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or Bylaws of the Company, or any provision of any indenture, agreement or other instrument to which it or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of the Company.

          4.3. Validity. This Agreement has been duly executed and delivered and is the lawful, valid and legally binding obligation of the Company, enforceable in accordance with its terms.

          4.4. Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its proposed business or properties.

          4.5. Securities. All of the Securities issued pursuant to the terms of this Agreement will have been, at the time of issuance, duly authorized, validly issued, fully paid and nonassessable.

          4.6. Sophisticated Buyer. The Company is a sophisticated buyer with respect to the Assigned Agreements, has adequate information concerning the business and financial condition of Schuylkill to make an informed decision regarding the purchase of the Assigned Agreements and has independently and without reliance upon Heller, and based on such information as the Company has deemed appropriate, made its own analysis and decision to enter into this Agreement. The Company acknowledges that Heller has not made and does not make any representation or warranty with respect to the Assigned Agreements, whether express or implied, except as expressly set forth in Section 5.3 hereof. The Company acknowledges that the sale of the Assigned Agreements by Heller to the Company is irrevocable, and that the Company shall have no recourse to Heller except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement. The Company acknowledges that the consideration paid pursuant to this Agreement for the purchase of the Assigned Agreements may differ both in kind and amount from any payments or distributions that may be ultimately received with respect thereto. The Company acknowledges that it is assuming the risk of full or partial loss which is inherent with the credit, and all collateral and collectability risks associated therewith, including the risk that Schuylkill may become the subject of a proceeding under Chapter 11 of Title 11 of the United State Code, as amended. The Company acknowledges that the Assigned Agreements may be amended by Heller at Heller's discretion prior to the Closing Date, provided that Heller shall provide the Company with copies of any such amendments.


                                  ARTICLE 5.

                        REPRESENTATIONS AND WARRANTIES
                                   OF HELLER
                                   ---------


          Heller hereby represents and warrants to the Company as of the date hereof and as of the Closing as follows:

          5.1. Authority. Heller has full legal right, power and authority, without the consent of any other person, to execute and deliver this Agreement and to carry out the transactions contemplated hereby. All corporate and other actions required to be taken by Heller to authorize the execution, delivery and performance of this Agreement and all transactions contemplated hereby have been duly and properly taken.

          5.2. Validity. This Agreement has been duly executed and delivered by Heller and is the lawful, valid and legally binding obligation of Heller, enforceable in accordance with its terms.

          5.3. Assigned Agreements. Heller is the sole legal and beneficial owner of the Assigned Agreements, all of which Assigned Agreements are in full force and effect; provided, however, that payment and various other defaults have occurred and are continuing under the Assigned Agreements. Heller has the authority to transfer and assign the Assigned Agreements to the Company. The transfer and assignment of the Assigned Agreements will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or Bylaws of Heller, or any provision of the Assigned Agreements.


                                  ARTICLE 6.

                                 MISCELLANEOUS
                                 -------------

          6.1. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

          (A) "business day" means any day except a Saturday, Sunday or other day on which commercial banks in the City of Chicago, Illinois are authorized by law to close.

          (B) "person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, or other entity of whatever nature.

          6.2. Expenses. The Company will pay (i) all fees and disbursements of counsel for the Company and fees and expenses for independent certified public accountants retained by the Company and (ii) the reasonable fees and expenses of outside counsel to Heller in connection with the preparation and/or negotiation of this Agreement, the other agreements and instruments contemplated by this Agreement and all of the transactions contemplated by this Agreement.

          6.3. Headings. The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of any provisions hereof.

          6.4. Wire Transfers. All payments to Heller pursuant to this Agreement shall be made by wire transfer according to the following instructions (or according to such other instructions as the Company may be otherwise advised in writing by Heller at least five (5) days prior to any payment):

          The First National Bank of Chicago
          Chicago, Illinois
          ABA Routing Number 071000013
          Credit Account of Heller Financial, Inc.-PMO
               Account Number 0020982
          Reference:  Schuylkill

      All payments to the Company pursuant to this Agreement shall be made by wire transfer according to the following instructions (or according to such other instructions as Heller may be otherwise advised in writing by the Company at least five (5) days prior to any payment):

          Corestates Bank
          ABA Routing Number 031000011
          Credit Account of Exide Corporation

               Account Number 81250286
          Reference:  Heller Financial

          6.5. Remedies. Each of the Company and Heller acknowledges and agrees that in the event of any breach of this Agreement by it, the other party hereto would be irreparably harmed and could not be made whole by monetary damages. Each of the Company and Heller accordingly agrees (i) to waive the defense in any action for specific performance that a remedy at law would be adequate, and (ii) that each of the Company and Heller, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

          6.6. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matters contained herein and therein, and there are no restrictions, promises, representations, warranties, covenants, or undertakings with respect to the subject matters hereof, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

          6.7. Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another party hereto shall be in writing and shall be deemed given upon the earlier of delivery thereof, if by hand or upon receipt if sent by certified or registered mail, postage prepaid, return receipt requested, or on the second next business day after deposit if sent by a recognized overnight delivery service or upon transmission if sent by telecopy or facsimile transmission (with request of assurance of receipt in a manner customary for communications of such type), to Heller at 500 West Monroe Street, Chicago, Illinois 60661, Telecopy (312) 441-7173, Attention: Project Management Organization, Schuylkill Account Manager, or to the Company at 645 Penn Street, Reading, Pennsylvania 19612, Telecopy (610) 378-0232, Attention:
Chief Financial Officer, or to such other address as the party to whom notice is to be given may provide in a written notice to the other party.

          6.8. Applicable Law. The laws of the State of Illinois shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under applicable principles of conflicts of laws.

          6.9. Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

          6.10. Successors, Assigns, Transferees. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, successors, and assigns, provided that neither party to this Agreement may transfer its rights or obligations under this Agreement without the prior written consent of the other party to this Agreement.

          6.11. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

          6.12. Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys' fees in addition to any other available remedy.

          6.13. Recapitalization, etc. Prior to Closing, in the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, any Securities by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to stockholders or combination of the Securities or any other change in capital structure of the Company, appropriate adjustments shall be made in the provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights of Heller under this Agreement.

          6.14 Termination. This Agreement may be terminated at any time prior to the Closing Date:

          (A)  by mutual consent of the Company and Heller;

          (B) by either the Company or Heller if the Closing shall not have occurred on or before December 29, 1995 providing that the terminating party is not otherwise in material breach of its obligations under this Agreement;

          (C) by either the Company or Heller if any of the conditions precedent specified in Section 1.4 of this Agreement have not been met or waived by the Company or Heller, as the case may be, at such time as such condition can no longer be satisfied, provided that the terminating party, to the extent it had control thereof, had used its reasonable best efforts to cause such condition precedent to be satisfied.

                            [signature pages follow]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


EXIDE CORPORATION:


    /s/ Alan E. Gauthier
By:_________________________________
        Alan E. Gauthier
Name:_______________________________

     Executive Vice President
Its:________________________________


HELLER FINANCIAL, INC.:


    /s/ Brad Ament
By:_________________________________
        Brad Ament
Name:_______________________________

     Assistant Vice President
Its:________________________________

                                   EXHIBIT A

                              CAPITAL EXPENDITURES
                              --------------------

(1)  ENGITEC SYSTEM

(2)  NEW BATON ROUGE LANDFILL AND CLOSURE COSTS

(3)  OTHER ENVIRONMENTAL ITEMS

     B.R. and C.H. Building enclosure improvements

     B.R. & C.H. bag house upgrades

     Ground water remediation, B.R. and C.H. storm water runoff

                                   EXHIBIT B

                              ASSIGNED AGREEMENTS
                              -------------------

Revolving and Term Loan Agreement dated as of November 9, 1990 among Schuylkill Holdings, Inc., Schuylkill Metals Corporation and Heller Financial, Inc., as Agent and as Lender, as amended by that certain First Amendment to Revolving and Term Loan Credit Agreement dated as of May 1, 1992 and that certain Second Amendment to Revolving and Term Loan Credit Agreement and Affirmation of Loan Documents dated as of August 30, 1993 (collectively, the "Revolving Loan Agreement")

All of the Loan Documents (as defined in the Revolving Loan Agreement), including without limitation the Capital Appreciation Rights Agreement, to which Heller is a party.

Amended and Restated Term Loan Credit Agreement dated as of May 1, 1992 among Schuylkill Holdings, Inc., Schuylkill Metals Corporation and Heller Financial, Inc. as Agent and as Lender, as amended by that certain First Amendment to Amended and Restated Term Loan Credit Agreement dated as of August 30, 1993 (the "Term Loan Agreement")/

All of the Loan Documents (as defined in the Term Loan Agreement) to which Heller is a party.

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